EXHIBIT 10.8

Description of an oral employment agreement between Carlo Muaja and the Company

The Company has an oral agreement to pay Carlo Muaja. HK$25,000 (approximately US$3,400) each month. The oral agreement with Mr. Muaja expires on September 30, 2013 but shall be automatically renewed for consecutive one year periods unless the Company or Mr. Muaja provides a written notice of non-renewal for any reason at least sixty days prior to the expiration date. The Company agrees to reimburse Mr. Muaja for reasonable out-of-pocket and travel expenses but Mr. Muaja needs to obtain the Company’s approval before incurring expenses that exceed $1,000 in any one-month period. The oral agreement also include standard indemnification provisions where the Company will indemnify Mr. Muaja for claims against Mr. Muaja.